Exhibit 10.4
Summary of the
Kaiser Aluminum
2006 Short Term Incentive Plan
For Key Managers
This is a summary of the Kaiser Aluminum short term incentive program (STIP) effective January 1, 2006. The STIP performance period is annual. The 2006 program rewards participants for Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from the Fabricated Products business unit. The 2006 STIP is intended to serve as a bridge to future programs following the transition from Chapter 11 to emergence. The metrics for the 2006 STIP are derived from the design criteria employed in the Fabricated Products business unit from 2000 through 2005.
Purpose of the 2006 Kaiser Aluminum STIP
1.	Focus attention on earnings (as measured by EBITDA) within Fabricated Products, Kaiser’s core business segment.

2.	Reward the achievement of aggressive performance goals.

3.	Align the focus on earnings with achievement of other business objectives.

4.	Provide incentive opportunities that are consistent with competitive market.

5.	Link incentive pay to individual performance as well as the Company’s success and ability to pay.
STIP Philosophy
Compensation should be related as closely as possible to the success and safe operations of our business. In order to achieve success, participants must continue to seek out and find ways to not only enhance earnings but also to move the Company to a higher level of ongoing achievement.
The monetary incentive awards from the 2006 STIP will be based on EBITDA with modifiers for achievement of plant, individual, and safety performance objectives.
Primary Performance Measures
•	The financial performance measure to determine incentive awards is Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from the Fabricated Products business unit. Fabricated Products safety performance as measured by Total Case Incident Rate (TCIR) will be utilized as a performance modifier.
•	EBITDA for incentive compensation will be as reported in the 10-K. However, the EBITDA may be adjusted for certain re-structuring costs, gains related to divestitures or shutdown of locations, or other extraordinary items. These adjustments may spread certain extraordinary items over a period of years based upon the recommendation of the CEO and the approval of the Compensation Committee of the Board of Directors.

Individual Performance Criteria — Kaiser Aluminum STIP
•	Individual payouts from the 2006 STIP may be adjusted based upon performance against individual objectives and/or business segment earnings.

•	The Business Unit modifier allows for a plus or minus 50% of target or award based on the performance of the specific business segment that applies to individuals.

•	There are up to four categories based on individual objectives or targets set in the first quarter of each year. Each category allows for an individual modifier of plus or minus 25% of target or award.
Target Incentive
•	A monetary target incentive amount for each participant is established for the STIP based on competitive market, internal compensation balance and position responsibilities.
•	Participants’ monetary incentive targets are set at the beginning of each annual STIP performance period.
•	The participant’s monetary incentive target amount represents the incentive opportunity when certain financial, safety, operational and individual performance goals are met.
How Incentive Awards Are Determined
•	At the end of the year “EBITDA” is determined from Fabricated Products operating income plus depreciation and amortization as reported in the 10-K and as adjusted by re-structuring amounts and other special adjustments (if any).
•	The “EBITDA” achievement is then use to determine the Award Multiple.
•	The Award Multiple may be adjusted within a range of plus or minus 10% based upon Fabricated Products TCIR.
•	The maximum Award Multiple is 3.0 times the sum of the individual monetary incentive target.
•	A pool is established based upon the Award Multiple multiplied by the sum of individual monetary incentive targets for the STIP participants. The entire pool is paid to participants.
STIP Award
•	Each participant’s base award is determined as the vested monetary incentive target times Award Multiple.

•	Based on the Fabricated Products EBITDA and TCIR performance as well as business unit and individual performance, the monetary award can be modified in aggregate up to plus or minus 100% of incentive target or base award.
o	If the award multiple is 1.0 or greater, then the earnings and individual / safety performance modifier will be a percentage of the calculated award.

o	If the award multiple is less than 1.0, then the earnings and individual / safety performance modifier will be a percentage of incentive target.
Form and Timing of Payment
•	Annual monetary incentive awards from the STIP are paid in cash no later than March 31 following the end of the year.
Other Administrative Provisions
•	Annual monetary incentive awards paid from the STIP count as additional compensation for purposes of the Company’s Defined Contribution and Restoration Plans but not for other Company benefits. All applicable federal, state, local and FICA taxes will be withheld from all incentive award payments.
•	Retirement or termination: If participant dies or retires under “normal” (age 62), full early retirement (position elimination), or is involuntarily terminated due to position elimination, or becomes disabled, on a date other than December 31 of any year, a pro-rata incentive award is earned based on actual eligibility during the performance period. Leave of absence participants earn a prorated award based on the number of months of active employment. Incentive awards are forfeited for all voluntary terminations prior to the end of the performance period (December 31).
•	Beneficiary designation: In the event of your death your designated beneficiary will receive any payments due under the STIP. If there is no designated beneficiary on file with Human Resources, any amounts due will be paid to your surviving spouse or, if no surviving spouse, to your estate. Contact Division Human Resources to designate or change your beneficiary.
•	Non transferability: No amounts earned under the STIP may be sold, transferred, pledged or assigned, other than by will or the laws of descent and distribution until the termination of the applicable performance period. All rights to benefits under the STIP are exercisable only by you or, in the case of your death, by your beneficiary.
•	The STIP may be modified, amended or terminated by the Compensation Committee at any time. If the plan is terminated, modified or amended, then future payments from the STIP are governed by such modifications or amendments. If terminated, then a prorated award will be determined based on number of months up to termination, and paid before April 30 following the end of the year.

•	The STIP constitutes no right to continued employment. The Chairman and CEO, with oversight from the Compensation Committee of the Board of Directors, has the discretionary authority to interpret the terms of the plan and his decisions shall be final, binding and conclusive on all persons affected.